UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No.    )

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WIND RIVER SYSTEMS, INC.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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500 WIND RIVER WAY

ALAMEDA, CA 94501

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 9, 2004

TO OUR STOCKHOLDERS:

You are cordially invited to attend the 2004 Annual Meeting of Stockholders of Wind River Systems, Inc. The Annual Meeting will be held on Wednesday, June 9, 2004, at 9:00 a.m. local time at Wind River’s headquarters located at 500 Wind River Way, Alameda, California. The items of business are the:

1.	Election of eight directors; and

2.	Ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors.

In addition, we may transact such other business as may properly come before the Annual Meeting or any continuations, adjournments or postponements of the Annual Meeting. We are not aware of any other business to come before the Annual Meeting.

These items of business are more fully described in the Proxy Statement, which accompanies this Notice of Annual Meeting. Please read this Proxy Statement carefully.

Only stockholders of record at the close of business on April 21, 2004 are entitled to vote at the Annual Meeting. Whether or not you plan to attend the Annual Meeting, please vote using the Internet or the telephone, or complete, sign, date and return the accompanying proxy card in the enclosed postage-paid envelope. The Proxy Statement describes the proxy voting in more detail. Returning the proxy card does not deprive you of your right to attend the Annual Meeting and to vote your shares in person. We look forward to seeing you at the Annual Meeting.

By Order of the Board of Directors,

/s/ Michael W. Zellner

Michael W. Zellner

Secretary

Alameda, California

May 7, 2004

WIND RIVER SYSTEMS, INC.

PROXY STATEMENT FOR

2004 ANNUAL MEETING OF STOCKHOLDERS

i

PROXY STATEMENT FOR

2004 ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD JUNE 9, 2004

INFORMATION CONCERNING SOLICITATION

The enclosed proxy is solicited on behalf of the Board of Directors of Wind River Systems, Inc. (“Wind River”) for use at Wind River’s 2004 Annual Meeting of Stockholders (the “Annual Meeting”) to be held on Wednesday, June 9, 2004, at 9:00 a.m. local time, or at any continuations, adjournments or postponements of the Annual Meeting. The purposes of the Annual Meeting are described in the accompanying Notice of Annual Meeting of Stockholders. The Annual Meeting will be held at Wind River’s headquarters located at 500 Wind River Way, Alameda, California, 94501.

This Proxy Statement and the accompanying form of proxy card are being mailed beginning on or about May 7, 2004, to stockholders entitled to vote at the Annual Meeting. Our Annual Report on Form 10-K for the year ended January 31, 2004, which includes consolidated financial statements, is being mailed with this Proxy Statement. Stockholders may obtain, for the cost of copying, a copy of any exhibits to our Form 10-K by writing to Wind River Systems, Inc., 500 Wind River Way, Alameda, California 94501, Attention: Michael Zellner, Secretary.

Our telephone number is (510) 748-4100, and our Internet address is www.windriver.com.

GENERAL INFORMATION ABOUT THE MEETING AND VOTING

Who may vote?	You may vote at the Annual Meeting if you owned your shares as of the close of business on April 21, 2004, which is referred to as the “Record Date.”

As of the Record Date, we had a total of 81,755,506 shares of common stock (the “Common Stock”) outstanding, which were held of record by 767 stockholders. As of the Record Date, we had no shares of preferred stock outstanding.

You are entitled to one vote for each share of our Common Stock that you own.

How do I vote my proxy?	If your shares of Common Stock are held by a broker, bank or other nominee, you will receive instructions from them that you must follow in order to have your shares voted.

If you hold your shares in your own name as a holder of record, you may instruct the proxy holders how to vote your Common Stock by:

•	voting via the Internet,

•	voting by telephone, or

•	voting by mail.

Of course, even if you vote your shares by proxy, you may also choose to come to the Annual Meeting and vote your shares in person.

To Vote by Mail

Sign and return the proxy card in the enclosed postage-paid and addressed envelope. If you received more than one proxy card, your shares are held in multiple accounts. Please sign and return all proxy cards to ensure that all of your shares are voted.

To Vote by Telephone

To vote by telephone through services provided by ADP Investor Communication Services, call the phone number printed on your proxy card or voting instruction form, and follow the instructions provided on each proxy card.

If you vote by telephone, you do not need to complete and mail your proxy card.

To Vote over the Internet	To vote over the Internet through services provided by ADP Investor Communication Services, log on to the Internet at: http://www.proxyvote.com and follow the instructions at that site.

If you vote on the Internet, you do not need to complete and mail your proxy card.

To Vote in Person at the Annual Meeting

If you plan to attend the Annual Meeting and vote in person, we will provide you with a ballot at the Annual Meeting. If your shares are registered directly in your name, you are considered the stockholder of record and you have the right to vote in person at the Annual Meeting.

If your shares are held in the name of your broker or other nominee, you are considered the “beneficial owner” of shares held in street name. If you wish to vote at the Annual Meeting, you will need to bring with you to the Annual Meeting a legal proxy from your broker or other nominee authorizing you to vote such shares.

Wind River 401(k) Plan Participants

If you are a participant in our 401(k) Plan, your proxy will incorporate all shares you own through the 401(k) Plan, assuming your shares are registered in the same name. Your proxy will serve as a voting instruction for the trustee of the 401(k) Plan. If you own shares through the 401(k) Plan and you do not vote, the plan trustee will vote those shares in the same proportion as other 401(k) Plan participants vote their 401(k) Plan shares.

How will the proxy holders vote?

If you provide instructions in your completed proxy card, the proxy holders will vote your shares in accordance with those instructions. If you sign and return a proxy card without giving specific voting instructions, your shares will be voted “FOR” all of the nominees listed in Proposal One and “FOR” Proposal Two.

What matters are being presented at the Annual Meeting?	We are not aware of any matters to be presented at the Annual Meeting other than those described in the Notice of Meeting and this Proxy Statement.

Will the proxy holders have discretionary voting power?

If any matters not described in this Proxy Statement are properly presented at the Annual Meeting, the proxy holders will use their own judgment to determine how to vote your shares. If the Annual Meeting is adjourned or postponed, the proxy holders can vote your shares on the new Annual Meeting date as well, unless you have subsequently revoked your proxy.

How can I change my vote?	If you are a holder of record and would like to change your vote you can do so in the following ways:

•	deliver written notice of your revocation to our Secretary prior to the Annual Meeting;

•	deliver a properly executed, later dated proxy prior to the Annual Meeting; or

•	attend the Annual Meeting and vote in person.

Please note that your attendance at the Annual Meeting in and of itself is not enough to revoke your proxy.

If your shares are held by a broker, bank or other nominee, you must contact them in order to find out how to change your vote.

Who is paying the cost of this proxy solicitation?

We will pay the cost of this proxy solicitation. We may, on request, reimburse brokerage firms and other nominees for their expenses in forwarding proxy materials to beneficial owners. In addition to soliciting proxies by mail, we expect that our directors, officers and employees may solicit proxies in person or by telephone or facsimile. None of these individuals will receive any additional or special compensation for doing this.

What constitutes a quorum for the Annual Meeting?	The Annual Meeting will be held if a majority of our outstanding shares of Common Stock entitled to vote at the Annual Meeting are represented in person or by proxy.

What are the recommendations of the Board of Directors?	Our Board of Directors recommends that you vote:
•	“FOR” the re-election of John Bolger, William Elmore, Jerry Fiddler, Narendra Gupta, Grant Inman, Harvey Jones, Kenneth Klein and Standish O’Grady; and

•	“FOR” the ratification of PricewaterhouseCoopers LLP as our independent auditors for fiscal 2005.

What vote is required for the proposals?	Directors are elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote.

The affirmative vote of a majority of the shares present and entitled to vote at the Annual Meeting will be required to ratify the appointment of PricewaterhouseCoopers LLP as our independent auditors.

How are abstentions, withheld, and broker non-votes counted?	We treat shares that are voted “WITHHELD” or “ABSTAIN” in person or by proxy as being:

•	present for purposes of determining whether or not a quorum is present at the Annual Meeting; and

•	entitled to vote on a particular subject matter at the Annual Meeting.

Therefore a “WITHHELD” or “ABSTAIN” vote is the same as voting against a proposal that has a required, affirmative voting threshold, such as Proposal Two, but will have no effect on Proposal One, the election of our directors, who are elected by a plurality of votes.

If you hold your Common Stock through a broker, the broker may be prevented from voting shares held in your brokerage account on some proposals (a broker non-vote) unless you have given the broker voting instructions. Shares that are subject to a broker non-vote are counted for purposes of determining whether a quorum exists but do not count for or against any particular proposal.

What is the deadline for receipt of stockholder proposals for the 2005 Annual Meeting?

Stockholders may present proposals for action at a future annual meeting only if they comply with the requirements of the proxy rules established by the Securities and Exchange Commission, or the SEC. Stockholder proposals, including nominations for the election of directors, which are intended to be presented by such stockholders at our 2005 Annual Meeting of Stockholders must be received by us no later than January 7, 2005 to be considered for inclusion in the proxy statement and proxy card relating to that meeting.

In addition to the SEC rules and regulations, our bylaws establish an advance notice procedure for proposals that a stockholder does not want to have included in our proxy statement relating to a meeting. Generally for these proposals, including the nomination of a person for director, a stockholder must provide written notice to our corporate secretary at least 90 days in advance of the first anniversary of the previous year’s meeting but not more than 120 days prior to that date. Moreover, your notice must contain specific information concerning the matters to be brought before the meeting. We urge you to read Article III, Section 5, of our bylaws in full in order to fully understand the requirements of bringing a proposal or nomination.

A copy of the full text of the bylaw provision relating to our advance notice procedure may be obtained by writing to our corporate Secretary. All notices of proposals by stockholders, whether or not included in proxy materials, should be sent to Wind River Systems, Inc., 500 Wind River Way, Alameda, CA 94501, Attention: Secretary.

In addition, the proxy solicited by the Board of Directors for the 2005 Annual Meeting of Stockholders will confer discretionary authority to vote on any stockholder proposal presented at that meeting if we are not provided with notice of such proposal on or prior to February 6, 2005.

PROPOSAL ONE:

ELECTION OF DIRECTORS

Our Board of Directors is currently comprised of eight members. Each director serves in office until the next annual meeting of stockholders and until his successor is elected and has qualified, or until such director’s earlier death, resignation or removal. Each nominee listed below is currently on our Board of Directors.

Who are the nominees?	Based upon the recommendation of our Nominating Committee, the Board proposes the election of the following directors:

•	John C. Bolger,

•	William B. Elmore,

•	Jerry L. Fiddler,

•	Narendra K. Gupta,

•	Grant M. Inman,

•	Harvey C. Jones,

•	Kenneth R. Klein, and

•	Standish H. O’Grady.

Set forth below is information about each nominee, including his age as of May 7, 2004:

John C. Bolger, 57, became a director of Wind River in February 2000 in connection with Wind River’s acquisition of Integrated Systems, Inc. From July 1993 to February 2000, Mr. Bolger was a director of Integrated Systems, Inc. Mr. Bolger is currently a private investor and is a retired Vice President, Finance and Administration, and Secretary of Cisco Systems, Inc., a networking systems company. Mr. Bolger is also a director of Integrated Device Technology, Inc., a semiconductor manufacturer; Sanmina-SCI Corporation, a contract assembly manufacturer; and Mission West Properties, a real estate investment trust. He holds a B.A. in English Literature from the University of Massachusetts and a M.B.A. from Harvard University. He is a certified public accountant.

William B. Elmore, 51, became a director of Wind River in August 1990. He has been a general partner of Foundation Capital, a venture capital investment firm, since 1995. From 1987 to 1995, he was a general partner of Inman & Bowman, a venture capital firm. Mr. Elmore currently serves as a director of Atheros Communications, Inc., a provider of semiconductor systems solutions for wireless communications products, Onyx Software, Inc., a customer relationship management software company, and several privately held companies. Mr. Elmore holds a B.S. and a M.S. in electrical engineering from Purdue University and a M.B.A. from Stanford University.

Jerry L. Fiddler, 52, co-founded Wind River in February 1983 and has served as a director since Wind River’s inception. He also served as Chairman of the Board from February 1983 to January 2004. Mr. Fiddler served as Chief Executive Officer of Wind River from February 1983 to March 1994, and as Interim Chief Executive Officer from April to September 1999. Prior to founding Wind River, he was a computer scientist in the Real-Time Systems Group at Lawrence Berkeley Laboratory. Mr. Fiddler is also a director of several privately-held companies. Mr. Fiddler holds a B.A. in music and photography and a M.S. in computer science from the University of Illinois.

Narendra K. Gupta, 55, became a director and Vice Chairman of Wind River in February 2000 in connection with Wind River’s acquisition of Integrated Systems, Inc. Dr. Gupta served as Interim President and Chief Executive Officer of Wind River from June 2003 to January 2004. He was a founder of Integrated Systems, Inc. and was a director since its formation in 1980. Before joining Wind River, Dr. Gupta was Chairman of the Board of Integrated Systems, Inc. from March 1993. Dr. Gupta was Chief Executive Officer of Integrated Systems, Inc. from 1988 to May 1994, and President from its formation in 1980 to May 1994. Dr. Gupta currently serves as a director of TIBCO Software Inc., a business integration and real-time business enabling software company, and several privately-held companies and non-profit organizations. Dr. Gupta holds a B.Tech in engineering from the India Institute of Technology, a M.S. in engineering from the California Institute of Technology and a Ph.D. in engineering from Stanford University. He was elected a Fellow of the Institute of Electrical and Electronics Engineers (IEEE) in 1991.

Grant M. Inman, 62, became a director of Wind River in June 1999. He is currently Director of Inman Investment Management, a private venture capital investment firm. From 1985 to 1998, he was a general partner of Inman & Bowman, a venture capital firm. Mr. Inman serves as a director of Lam Research Corporation, a semiconductor equipment manufacturer, Paychex, Inc., a payroll and human resources outsourcing services company, and several privately-held companies. He is a trustee of the University of California, Berkeley Foundation. Mr. Inman holds a B.A. in economics from the University of Oregon and a M.B.A. from the University of California, Berkeley.

Harvey C. Jones, 51, became a director of Wind River in February 2004. Mr. Jones is the Chairman of the Board of Tensilica Inc., a privately-held company he co-founded in 1997. Tensilica designs and licenses application-specific microprocessors for use in high-volume embedded systems. From December 1987 through February 1998, Mr. Jones held various positions at Synopsys, Inc., where he served as Chief Executive Officer through January 1994 and as Executive Chairman of the Board until February 1998. Prior to Synopsys, Mr. Jones served as President and Chief Executive Officer of Daisy Systems Corporation, a computer-aided engineering company that he co-founded in 1981. Mr. Jones currently serves on the board of NVIDIA Corporation, a manufacturer of graphics chips, and on the boards of various privately-held companies. Mr. Jones holds a B.S. degree in mathematics and computer sciences from Georgetown University and an M.S. degree in Management from Massachusetts Institute of Technology.

Kenneth R. Klein, 44, has been a director of Wind River since July 2003 and in January 2004 became the Chairman of the Board, President and Chief Executive Officer of Wind River. Prior to joining Wind River, Mr. Klein was with Mercury Interactive Corporation, a software company focused on business technology optimization, where he served as Chief Operating Officer from January 2000 until December 2003, as a director from July 2000 until December 2003, as President of North American Operations from July 1998 until December 1999, as Vice President of North American Sales from April 1995 to July 1998, and as Western Area Sales Manager from May 1992 to March 1995. From March 1990 to May 1992, Mr. Klein served as Regional Sales Manager for Interactive Development Environments, a CASE tool company. Mr. Klein serves on the board of directors of Tumbleweed Communications Corp., a provider of messaging solutions. Mr. Klein holds a B.S. degree in electrical engineering and biomedical engineering from the University of Southern California.

Standish H. O’Grady, 44, has been a director of Wind River since February 2004. Mr. O’Grady is a Senior Managing Director of Granite Ventures LLC, an early-stage venture capital firm that he co-founded in 1998. He previously served in various positions with Hambrecht & Quist Group’s venture capital practice since 1986. Mr. O’Grady is currently a director of Tumbleweed Communications Corp., a provider of messaging solutions, and of several privately-held companies. Mr. O’Grady holds a B.S.E. degree in chemical engineering from Princeton University and an M.B.A. from the Amos Tuck School of Business Administration at Dartmouth College.

What vote is required for election?

Directors are elected by a plurality of the votes present in person or represented by proxy at the Annual Meeting and entitled to vote. This means that the eight nominees who receive the greatest number of votes will be elected. There are no cumulative voting rights in the election of our directors.

What vote does the Board recommend?	THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF EACH NOMINEE LISTED ABOVE.

How will the proxy holders vote?

Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of these eight nominees. If any nominee becomes unavailable for election, the proxy holders will vote all shares represented by executed proxies for the election of any substitute nominee that the Board of Directors may recommend. Each person nominated for election has agreed to serve if elected and management has no reason to believe that any nominee will be unable to serve.

INFORMATION ABOUT OUR BOARD OF DIRECTORS

General

The Board of Directors is responsible for supervision of the overall affairs of Wind River. The Board of Directors held eight meetings during fiscal 2004 and acted by written consent four times. To assist it in carrying out its duties, the Board has delegated certain authority to several committees. Overall attendance at Board and committee meetings was 88% and each director attended at least 75% of meetings of the Board and any committees of which he was a member, with the exception of James M. Bagley.

In September 2003, Mr. Bagley resigned from the Board of Directors. In February 2004, Harvey C. Jones was appointed to fill the vacancy left by Mr. Bagley’s resignation. Additionally, in February 2004, the Board of Directors increased the size of the Board to eight members and appointed Standish H. O’Grady to the Board of Directors.

Our policy is that members of the Board of Directors are expected to attend the Annual Meeting of Stockholders. All seven directors at the time of the 2003 Annual Meeting of Stockholders attended that meeting. In the time between annual meetings, the Board has the authority under our bylaws to increase or decrease the size of the Board and fill vacancies.

Based on a review by the Board of Directors of all relevant information, the Board of Directors has determined that each of our directors, other than Messrs. Fiddler, Gupta and Klein, is not an officer or employee of Wind River Systems, Inc. and has no relationship which, in the opinion of the Board of Directors, would interfere with the exercise of their independent judgment in carrying out the responsibilities of a director, and that each is “independent” as defined under Rule 4200 of the listing standards of the National Association of Securities Dealers, Inc. (NASD) and the applicable rules promulgated by the SEC.

During fiscal 2004, there were four executive sessions of the independent directors.

Committees of the Board

During fiscal 2004, the Board had four standing committees:

•	an Audit Committee,

•	a Compensation Committee,

•	a Nominating Committee, and

•	a Non-Officer Stock Option Committee.

The following describes each committee, its current membership, the number of meetings held during fiscal 2004 and its function. Based on a review of the Board of Directors, all members of the Audit Committee, Compensation Committee and the Nominating Committee are “independent directors” as defined in Rule 4200 of the listing standards of the NASD.

Audit Committee	The current members of the Audit Committee are John C. Bolger, Grant M. Inman and Harvey C. Jones. Mr. Bolger serves as the chairman of the Audit Committee.

The Audit Committee held seven meetings during fiscal 2004.

The Audit Committee assists the Board of Directors in fulfilling its responsibility to oversee management regarding:

•	the conduct and integrity of our financial reporting;

•	our systems of internal accounting and financial and disclosure controls;

•	the qualifications, engagement, compensation, independence and performance of our independent auditors, their conduct of the annual audit, and their engagement for any other services;

•	our legal and regulatory compliance;

•	our codes of ethics as established by management and the Board; and

•	the preparation of the audit committee report required by the rules of the SEC to be included in our annual proxy statement.

All of the current members of the Audit Committee: (1) meet the criteria for “independence” set forth in Rule 10A-3(b)(1) under the Securities Exchange Act of 1934, as amended; (2) have not participated in the preparation of the financial statements of Wind River or any of its current subsidiaries at any time during the past three years; and (3) are able to read and understand fundamental financial statements, including a company’s balance sheet, income statement and cash flow statement.

The Board adopted and approved a charter for the Audit Committee in May 2000. In April 2004, the Board amended and restated the Audit Committee charter to bring the charter into compliance with the final rules of the SEC and the NASD. The current charter is attached to this Proxy Statement as Appendix A and is also available on our website at http://ir.windriver.com/governance/.

Compensation Committee	The current members of the Compensation Committee are William B. Elmore, Grant M. Inman and Standish H. O’Grady.

In addition to being “independent directors” as defined by the NASD, all members of the Compensation Committee are non-employee, outside directors.

The Compensation Committee met three times during fiscal 2004 and acted by written consent ten times.

The Compensation Committee assists the Board of Directors in overseeing our management compensation policies and practices, including:

•	determining and approving the compensation of our Chief Executive Officer;

•	reviewing and approving compensation levels for our other executive officers;

•	reviewing and approving management incentive compensation policies and programs;

•	reviewing and approving equity compensation programs for employees, and exercising discretion in the administration of such programs; and

•	producing an annual report on executive compensation for inclusion in our annual proxy statement.

The Compensation Committee has a charter that is available on our website at http://ir.windriver.com/governance/.

Nominating Committee	The current members of the Nominating Committee are John C. Bolger, William B. Elmore, Grant M. Inman, Harvey C. Jones and Standish H. O’Grady.

During fiscal 2004, the Nominating Committee met once and acted by written consent three times.

The Nominating Committee:

•	identifies the individuals qualified to become members of the Board consistent with criteria established by the Board;

•	recommends to the Board the persons to be nominated as directors for election at the annual meeting of stockholders; and

•	reviews and recommends to the Board changes to the size and/or composition of the Board and/or committees thereof.

It is the policy of the Nominating Committee to consider nominees recommended by stockholders for election to the Board. Stockholder recommendations for candidates to the Board of Directors must be directed in writing to Wind River Systems, Inc., Secretary, 500 Wind River Way, Alameda, CA 94501, and must include as to each person whom the stockholder proposes to nominate all information relating to such person that is required to be disclosed in solicitations of proxies for election of directors in an election contest, or is otherwise required, in each case pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended. A stockholder’s recommendation to the Secretary must also set forth as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the nomination is made: the name and address of the stockholder, as they appear on our books, and of the beneficial owner; the class and number of shares of Wind River that are owned beneficially and of record by the stockholder and of the beneficial owner; and whether either the stockholder or beneficial owner intends to deliver a proxy statement and form of proxy to holders of a sufficient number of holders of our voting shares to elect such nominee(s). Additionally, the stockholder must provide any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended, in his capacity as a proponent to a stockholder proposal.

Except as may be required by rules promulgated by the NASD or the SEC, there are currently no specific, minimum qualifications that must be met by each candidate for the Board of Directors, nor are there any specific qualities or skills that are necessary for one or more of the members of the Board of Directors to possess.

The Nominating Committee has a charter that is available on our website at http://ir.windriver.com/governance/.

Non-Officer Stock Option Committee	The current member of the Non-Officer Stock Option Committee is Kenneth R. Klein.

During fiscal 2004, the Non-Officer Stock Option Committee acted by written consent twelve times.

The Non-Officer Stock Option Committee has the authority (subject to limitations, if any, which may be established by the Board) to grant stock options to employees who are not officers of the company, in accordance with our equity compensation plans.

The Non-Officer Stock Option Committee has a charter that is available on our website at http://ir.windriver. com/governance/.

Audit Committee Financial Expert

The Board of Directors has determined that Mr. Bolger is an “Audit Committee financial expert” as defined in Item 401(h) of Regulation S-K. Mr. Bolger is also “independent” as such term is used in Item 7(d)(3)(iv) of Schedule 14A under the Exchange Act. Mr. Bolger is financially sophisticated, as required by the NASD listing standards.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Compensation Committee. None of the members of our Compensation Committee is or was an officer or employee of Wind River or its subsidiaries.

Communicating with Our Directors

You may contact our Board of Directors by writing to them via regular mail at c/o Board of Directors, Wind River Systems, Inc., 500 Wind River Way, Alameda, CA 94501. If you wish to contact our Board of Directors or any member of the Audit Committee to report questionable accounting or auditing matters you may do so anonymously by using this mailing address and designating the communication as “confidential.”

We handle communications to our Board of Directors in the manner described below:

•	Any stockholder communication that the Board receives will first go to the Director of Investor Relations, who will log the date of receipt of the communication as well as (for non-confidential communications) the identity of the correspondent in our stockholder communications log.

•	Unless the communication is marked “confidential,” management will review, summarize and, if appropriate, draft a response to the communication in a timely manner. The summary and response will be in the form of a memo, which will become part of the stockholder communications log that the Investor Relations department maintains with respect to all stockholder communications.

•	Management will then forward the original stockholder communication along with the memo to the Board member(s) (or committee chair if the communication is addressed to a committee) for review.

•	Any stockholder communication marked “confidential” will be logged by the Director of Investor Relations as “received” but will not be reviewed, opened or otherwise held by the Director of Investor Relations or any other member of management. Such confidential correspondence will be immediately forwarded to the addressee(s) without a memo or any other comment by management.

Director Compensation

Our Board of Directors is comprised of eight members, seven of whom are not currently employees of Wind River. These non-employee directors receive a quarterly retainer of $5,000 and a per-meeting fee of $1,500 for each Board meeting attended and $500 for each committee meeting attended. The chairman of each committee of the Board also receives an annual fee of $2,500. In addition, the non-employee directors may be reimbursed for certain expenses in connection with attendance at Board and committee meetings. Beginning in fiscal 2002, the non-employee directors became eligible to receive health benefits under our health plans available generally to all of our regular employees; three of our non-employee directors receive such benefits and we pay a portion of the premiums for them.

Director Kenneth Klein became an employee of Wind River in January 2004 upon his appointment as President and Chief Executive Officer and is no longer separately compensated for his service as director. See “Executive Compensation and Other Matters—Certain Relationships and Related Transactions—Employment, Severance and Change of Control Agreements” below for a description of the employment agreement for Mr. Klein and the severance and change of control arrangements applicable to Mr. Klein. As an employee, Mr. Klein is entitled to all the benefits generally made available to similarly situated employees.

In December 2003, the Board of Directors established the following equity compensation levels for all non-employee directors:

•	Upon election to the Board of Directors, new directors are automatically granted options to purchase 50,000 shares of our Common Stock. These options vest in four equal installments.

•	On April 1st of each year, each non-employee director is automatically granted options to purchase 15,000 shares of our Common Stock. These options vest in four equal installments but becomes fully vested on the first anniversary of the date of grant so long as the director attended at least 75% of the meetings of the Board and any committee on which he serves that were held during that year.

Previously, the new director grant was for 24,000 shares and the annual grant was for 6,000 shares.

Director grants are made under the 1995 Non-Employee Directors’ Stock Option Plan and/or the 1998 Equity Incentive Plan. All stock options granted to directors have an exercise price equal to the fair market value of our Common Stock on the date of grant and generally expire ten years from the date of grant. As of April 1, 2004, directors held outstanding options to purchase an aggregate of 3,591,551 shares under all of our option plans, including options granted to Messrs. Fiddler, Gupta and Klein in their capacity as employees. See “Executive Compensation and Other Matters—Executive Compensation” for information about those grants.

During the fiscal year ended January 31, 2004, we made the following grants to our current directors for their service as directors:

Director	Number of Option Shares Granted	Exercise Price Per Share (1)
John C. Bolger	6,000	$2.98
William B. Elmore	6,000	$2.98
Jerry L. Fiddler (2)	0	—
Narendra K. Gupta (3)	6,000	$2.98
Grant M. Inman	6,000	$2.98
Kenneth R. Klein (4)	24,000	$6.33

(1)	Exercise price equals 100% of the fair market value of our Common Stock at the time of grant.
(2)	Mr. Fiddler was an employee of Wind River until January 2004 and was therefore not eligible to receive the option grant made to non-employee directors in fiscal 2004.
(3)	Excludes an option to purchase 250,000 shares of our Common Stock that was granted to Mr. Gupta in connection with his service as Interim President and Chief Executive Officer. See “Executive Compensation and Other Matters—Executive Compensation” for further information about this grant.
(4)	Excludes options to purchase an aggregate of 2,400,000 shares of our Common Stock that were granted to Mr. Klein in connection with his appointment as President and Chief Executive Officer in January 2004. See “Executive Compensation and Other Matters—Executive Compensation” for further information about these grants.

Messrs. Jones and O’Grady joined the Board of Directors at the beginning of fiscal 2005 and therefore did not receive any option grants in fiscal 2004.

PROPOSAL TWO:

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

Based upon the recommendation of the Audit Committee, the Board of Directors has appointed PricewaterhouseCoopers LLP as the independent auditors to Wind River to audit our consolidated financial statements for the fiscal year ending January 31, 2005.

Stockholder ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors is not required by our bylaws or otherwise. However, the Board is submitting the appointment of PricewaterhouseCoopers LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders do not ratify the appointment, the Audit Committee and the Board of Directors will reconsider whether or not to retain PricewaterhouseCoopers LLP. Even if the appointment is ratified, the Audit Committee, in its discretion, may hire different independent auditors at any time during the year if it determines that such a change would be in the best interests of Wind River and its stockholders.

PricewaterhouseCoopers LLP has audited our financial statements since the fiscal year ended January 31, 1990. Representatives of PricewaterhouseCoopers LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire, and will be available to respond to appropriate questions.

Independent Auditors Fees and Services

The aggregate fees billed for professional accounting services by PricewaterhouseCoopers LLP for the fiscal years ended January 31, 2004 and 2003 are as follows:

	Fiscal Year Ended January 31,
	2004	2003
Audit Fees	$704,325	$1,035,452
Audit Related Fees (1)	37,611	—
Tax Fees (2)	209,051	258,576
All Other Fees	2,800	—

Total Fees	$953,787	$1,294,028

(1)	Includes fees for a royalty examination.
(2)	Includes fees for tax return preparation and technical tax advice.

Policy on Audit Committee Pre-Approval of Audit and Permissible Non-Audit Services of Independent Auditors

The Audit Committee’s policy is to pre-approve all audit and permissible non-audit services provided by the independent auditors. These services may include audit services, audit-related services, tax services and other services. The independent auditors and management are required to periodically report to the Audit Committee regarding the extent of services provided by the independent auditors in accordance with this pre-approval, and the fees for the services performed to date. The Audit Committee may also pre-approve particular services on a case-by-case basis.

Percentage of Audit Fees Pre-Approved

During fiscal 2004, 100% of all audit and permissible non-audit services were pre-approved by the Audit Committee.

Independence of PricewaterhouseCoopers LLP

The Audit Committee has determined that the accounting advice and tax services provided by PricewaterhouseCoopers LLP are compatible with maintaining PricewaterhouseCoopers LLP’s independence.

Recommended Vote

The Board unanimously recommends that you vote “FOR” the ratification of the appointment of PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending January 31, 2005.

SECURITY OWNERSHIP OF CERTAIN

BENEFICIAL OWNERS AND MANAGEMENT

Under the SEC’s proxy rules, a person who directly or indirectly has or shares voting power or investment power with respect to a security is considered a beneficial owner of the security. Voting power is the power to vote or direct the voting of shares, and investment power is the power to dispose of or direct the disposition of shares.

The following table sets forth certain information as of April 1, 2004, regarding beneficial ownership of our Common Stock by:

•	each person who is known to us to own beneficially more than 5% of our Common Stock;

•	each director and each nominee for election as a director of Wind River;

•	each executive officer named in the Summary Compensation Table of this Proxy Statement; and

•	all of our current directors and officers as a group.

The information on beneficial ownership in the table and the footnotes is based upon our records and the most recent Schedule 13D or 13G filed by each such person and information supplied to us by such person. Unless otherwise indicated, each person has sole voting power and sole investment power with respect to all shares beneficially owned, subject to community property laws where applicable. Shares subject to options which are exercisable within 60 days after April 1, 2004 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the percentage ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of any other person.

	Beneficial Ownership (2)
Name and Address of Beneficial Owner (1)	Number of Shares	Percent of Total Outstanding
Narendra K. Gupta (3)	4,773,712	5.8%
Jerry L. Fiddler (4)	4,534,114	5.5%
William B. Elmore (5)	1,157,407	1.4%
John C. Bolger (6)	37,640	*
David G. Fraser (7)	247,430	*
Grant M. Inman (8)	174,500	*
Harvey C. Jones	—	—
Kenneth R. Klein	50,000	*
Scot K. Morrison (9)	146,674	*
Standish H. O’Grady	—	—
Thomas St. Dennis (10)	16,208	*
Robert L. Wheaton (11)	46,908	*
Michael W. Zellner (12)	230,030	*
All executive officers and directors as a group (14 persons) (13)	11,443,415	13.8%

*	Less than 1%
(1)	The address for all beneficial owners is c/o Wind River Systems, Inc., 500 Wind River Way, Alameda, CA 94501.
(2)	Applicable percentages are based on 81,394,737 shares of Wind River Common Stock outstanding on April 1, 2004, adjusted as required by rules promulgated by the Securities and Exchange Commission.
(3)

Includes 3,483,236 shares held by the Narendra and Vinita Gupta Living Trust dated 12/2/94, of which Mr. Gupta is a trustee; 920,000 shares held by the Gupta Irrevocable Children Trust, of which Mr. Gupta is also a trustee; and 7,176 shares held in an account benefiting Mr. Gupta’s daughter under the Uniform Gift to

Minors Act, of which Mr. Gupta is the custodian. Also includes 363,300 shares subject to stock options exercisable within 60 days after April 1, 2004. Mr. Gupta disclaims beneficial ownership of the shares held in the Gupta Irrevocable Children Trust and held in his daughter’s name.

(4)	Includes 2,652,930 shares held by the Fiddler and Alden Family Trust, of which Mr. Fiddler is a trustee; 300,000 shares held by the Jazem I Family Partners LP—Fund 5, of which Mr. Fiddler is a general partner; 555,000 shares held by Jazem II Family Partners LP, of which Mr. Fiddler is a general partner; 247,953 shares held by Jazem III Family Partners LP, of which Mr. Fiddler is a partner; and 300,000 shares held by Jazem IV Family Partners LP, of which Mr. Fiddler is a partner. Also includes 478,231 shares subject to stock options exercisable within 60 days after April 1, 2004.
(5)	Includes 1,074,407 shares held by the Elmore Living Trust, of which Mr. Elmore is a trustee, and 15,000 shares held by Elmore Family Investments, LP, of which Mr. Elmore is a partner. Also includes 68,000 shares subject to stock options exercisable within 60 days after April 1, 2004.
(6)	Includes 33,500 shares subject to stock options exercisable within 60 days after April 1, 2004.
(7)	Includes 235,929 shares subject to stock options exercisable within 60 days after April 1, 2004.
(8)	Includes 99,000 shares held by the Inman Living Trust UAD 5/9/89, of which Mr. Inman is a trustee; and 42,000 shares held by the Grant M. Inman SSB Keogh PS Custodian the West Ven Keogh, of which Mr. Inman is a custodian. Also includes 33,500 shares subject to stock options exercisable within 60 days after April 1, 2004.
(9)	Includes 134,211 shares subject to stock options exercisable within 60 days after April 1, 2004.
(10)	Includes 13,000 shares held by the St. Dennis Family Trust, of which Mr. St. Dennis is a trustee.
(11)	Includes 45,833 shares subject to stock options exercisable within 60 days after April 1, 2004.
(12)	Includes 227,083 shares subject to stock options exercisable within 60 days after April 1, 2004.
(13)	Includes 1,619,587 shares subject to stock options held by officers and directors exercisable within 60 days after April 1, 2004.

EXECUTIVE COMPENSATION AND OTHER MATTERS

Executive Compensation

Summary Compensation Table

The following table shows for the fiscal years ended January 31, 2004, 2003 and 2002 the compensation of each person who served as our Chief Executive Officer during the fiscal year ended January 31, 2004, the other four most highly compensated executive officers as of January 31, 2004 and the other officer who would have been among the four most highly compensated had he been an officer as of January 31, 2004:

Long-Term Compensation Awards
	Fiscal Year	Annual Compensation (1)						Shares Underlying Options (#)(4)	All Other Compensation (5)
Name and Principal Position		Salary		Bonus (2)		Other (3)
Kenneth R. Klein (6) Chairman, President and Chief Executive Officer	2004 2003 2002		$34,326 — —		— — —		— — —	2,424,000 — —		— — —

Thomas St. Dennis (7) Former President and Chief Executive Officer	2004 2003 2002	$ $ $	184,092 375,000 382,291		$225,000 — —		— — —	— 335,000 270,000	$ $ $	17,674 17,700 17,742

Narendra K. Gupta (8) Former Interim President and Chief Executive Officer	2004 2003 2002		— — —		$15,000 — —		— — —	256,000 6,000 46,000		— — —

Jerry L. Fiddler (9) Former Chairman of the Board of Directors	2004 2003 2002	$ $ $	303,044 325,000 325,000		— — —		— — —	— 100,000 50,000	$ $ $	7,272 7,257 7,241

David G. Fraser Senior Vice President and Chief Marketing Officer	2004 2003 2002	$ $ $	262,791 238,500 245,126	$ $	40,000 20,000 —		— — —	490,126 175,000 110,000	$ $ $	6,943 6,964 5,649

Scot K. Morrison Vice President of Engineering	2004 2003 2002	$ $ $	206,665 180,000 185,000	$ $	10,000 5,000 —		— — —	273,976 50,000 20,000	$ $ $	3,166 3,172 3,189

Robert L. Wheaton (10) Vice President, Worldwide Sales	2004 2003 2002		$89,583 — —		$119,303 — —		— — —	350,000 — —		— — —

Michael W. Zellner Sr. Vice President, Finance and Administration, Chief Financial Officer and Secretary	2004 2003 2002	$ $ $	248,250 225,723 221,625	$ $	30,000 15,000 —	$ $ $	56,400 37,600 25,649	137,500 150,000 150,000	$ $ $	4,539 4,533 4,523

(1)	In accordance with the rules of the SEC, the compensation described in this table does not include medical, group life insurance or other benefits received by the individuals listed in the table which are available generally to all salaried employees of Wind River, and certain perquisites and other personal benefits received by such individuals which do not exceed the lesser of $50,000 or 10% of any such officer’s salary and bonus disclosed in this table.
(2)	Includes bonuses and sales commissions earned in respective fiscal year and paid the following fiscal year.
(3)	Amounts shown represent reimbursement of certain home rental expenses incurred by Mr. Zellner.

(4)	All options granted have exercise prices equal to 100% of the fair market value of our Common Stock at the time of the grant.
(5)	Amounts represent the cash value compensation of the split-dollar life insurance policy maintained for each individual and the life insurance premiums for each individual. Of the life insurance premiums in fiscal year 2004, the following amounts were reported as taxable income to each individual: Mr. St. Dennis ($2,000), Mr. Fiddler ($191), Mr. Fraser ($440), Mr. Morrison ($488) and Mr. Zellner ($738). The dollar value of the cash value compensation was determined by using the demand loan approach for the benefit provided by the whole life portion of the premium paid by each covered individual.
(6)	Mr. Klein joined Wind River as President, Chief Executive Officer and Chairman of the Board in January 2004.
(7)	Mr. St. Dennis resigned from his positions as a director and as President and Chief Executive Officer in June 2003.
(8)	Mr. Gupta served as Interim President and Chief Executive Officer from June 2003 until January 2004.
(9)	Mr. Fiddler resigned from his position as Chairman of the Board in January 2004.
(10)	Mr. Wheaton joined Wind River in June 2003.

Option Grants In Fiscal 2004

The following table sets forth information regarding options granted during fiscal 2004 to each of the persons named in the Summary Compensation Table.

Name	Number of Shares Underlying Options Granted (1)	Percent of Total Options Granted to Employees in Fiscal Year		Per Share Exercise Price		Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (2)
							5%		10%
Kenneth R. Klein	24,000 2,000,000 200,000 200,000	0.50 41.65 4.17 4.17	% % % %	$ $ $ $	6.33 9.15 9.15 9.15	7/24/13 1/05/14 1/05/14 1/05/14	$ $ $ $	95,541 11,508,771 1,150,877 1,150,877	$ $ $ $	242,121 29,165,487 2,916,548 2,916,548
Thomas St. Dennis	—	—			—	—		—		—

Narendra K. Gupta(3)	6,000 250,000	0.13 5.21	% %	$ $	2.98 5.41	4/01/13 8/11/13	$ $	11,244 850,579	$ $	28,496 2,155,536
Jerry L. Fiddler	—	—			—	—		—		—

David G. Fraser	2,850	0.06%			$6.92	10/21/08		$5,448		$12,040
	2,850	0.06%			$6.92	10/21/08		$5,448		$12,040
	30,000	0.63%			$6.92	10/21/08		$57,356		$126,741
	22,500	0.47%			$6.92	10/21/08		$43,017		$95,056
	40,000	0.83%			$6.92	10/21/08		$76,474		$168,989
	25,000	0.52%			$6.92	10/21/08		$47,796		$105,618
	22,500	0.47%			$6.92	10/21/08		$43,017		$95,056
	52,500	1.09%			$6.92	10/21/08		$100,373		$221,798
	18,907	0.39%			$6.92	10/21/08		$36,147		$79,876
	23,019	0.48%			$6.92	10/21/08		$44,009		$97,249
	250,000	5.21%			$6.76	11/06/13		$1,062,831		$2,693,424

Scot K. Morrison	10,350	0.22%			$6.92	10/21/08		$19,787		$43,725
	6,900	0.14%			$6.92	10/21/08		$13,191		$29,150
	2,313	0.05%			$6.92	10/21/08		$4,422		$9,771
	7,500	0.16%			$6.92	10/21/08		$14,339		$31,685
	2,313	0.05%			$6.92	10/21/08		$4,422		$9,771
	4,600	0.10%			$6.92	10/21/08		$8,794		$19,433
	40,000	0.83%			$6.92	10/21/08		$76,474		$168,989
	200,000	4.17%			$6.47	11/19/13		$813,789		$2,062,302

Robert L. Wheaton(4)	50,000	1.04%			$3.77	6/24/08		$52,079		$115,081
	300,000	6.25%			$9.10	1/12/14		$1,716,882		$4,350,916

Michael W. Zellner	100,000	2.08%			$6.92	10/21/08		$191,186		$422,472
	37,500	0.78%			$6.92	10/21/08		$71,695		$158,427

(1)

Options that expire on October 21, 2008 include options granted in connection with our option exchange program, pursuant to which employees were entitled to cancel certain underwater options in exchange for new options to be granted at least six months and a day after the cancellation of the old options. All of the options that expire on October 21, 2008 have a term of five years. Options issued in exchange for cancelled options reflected the same vesting schedule as the related cancelled option plus an additional six months. Otherwise, except as noted below, options generally become exercisable as to 25% of the shares subject to the option on the first anniversary of the date of grant and thereafter at a rate of 1/48 of the shares per month and have a term of 10 years. The exercise price of all options granted is equal to the fair market value of our Common Stock on the date of grant.

(2)	The potential realizable value is based on the term of the option at its time of grant. In accordance with rules promulgated by the Securities and Exchange Commission, it is calculated by assuming that the stock price on the date of grant appreciates at the indicated annual rate, compounded annually for the entire term of the option and that the option is exercised and sold on the last day of its term for the appreciated stock price. Unless the market price of Wind River’s Common Stock appreciates over the option term, no value will be realized from these option grants. There can be no assurance that the values shown in this table will be achieved.
(3)	The option to purchase 250,000 shares granted to Dr. Gupta vested at a rate of 1/12 per month from the date of grant and became vested in full upon the successful hiring of a permanent chief executive officer.
(4)	The option to purchase 50,000 shares granted to Mr. Wheaton vested at a rate of 1/12th per month and vests in full if Mr. Wheaton’s employment terminates within one year of his hire date.

Aggregated Option Exercises in Fiscal Year 2004 and Value of Options at End of Fiscal Year 2004

The following table sets forth information with respect to persons named in the Summary Compensation Table concerning exercised and unexercised options held as of January 31, 2004.

Name	Shares Acquired on Exercise	Value Realized	Number of Securities Underlying Unexercised Options at End of Fiscal 2004		Value of Unexercised In-the-Money Options at End of Fiscal 2004 (1)
			Exercisable	Unexercisable	Exercisable	Unexercisable
Kenneth R. Klein	—	—	—	2,424,000	—	$49,200
Thomas St. Dennis	—	—	1,406,250	298,750	$566,150	$566,150
Narendra K. Gupta	—	—	361,800	6,000	$742,500	$32,400
Jerry L. Fiddler	—	—	468,048	80,203	$388,935	$169,000
David G. Fraser	—	—	292,776	392,350	$505,952	$705,931
Scot K. Morrison	—	—	129,018	244,058	$152,647	$472,557
Robert L. Wheaton	—	—	29,166	320,834	$134,455	$96,044
Michael W. Zellner	—	—	206,250	181,250	$269,375	$269,375

(1)	Calculated based on the last sale price of our Common Stock on January 31, 2004 ($8.38) as reported on the Nasdaq National Market.

Certain Relationships and Related Transactions

Employment, Severance and Change of Control Agreements

Other than the employment agreements with Mr. Klein and Mr. St. Dennis described below, Wind River has not entered into any employment agreements with its executive officers.

Employment Agreement with Kenneth R. Klein. On November 5, 2003, Wind River and Mr. Klein entered into an employment agreement providing for the employment of Mr. Klein as Chairman of the Board of Directors, President and Chief Executive Officer effective as of January 5, 2004. Under the agreement, Mr. Klein is entitled to receive an annualized base salary of $450,000 and an annualized bonus for on-plan performance, as determined by the Compensation Committee of the Board of Directors.

In accordance with the terms of the agreement, upon commencement of his employment, Mr. Klein was granted three stock options to purchase an aggregate of 2,400,000 shares of our Common Stock under the terms and conditions of the 1998 Equity Incentive Plan. The exercise price of the options was $9.15, which was the fair market value (as defined in the 1998 Equity Incentive Plan) of our Common Stock on the date of grant. The three options consist of a standard grant of 2,000,000 shares that vests as to 25% of the shares on the first anniversary of Mr. Klein’s employment and then as to 1/48th of the shares each month. The two grants of 200,000 shares have similar vesting, but have a limitation on exercise tied to our stock price performance.

In the event Mr. Klein’s employment with Wind River is terminated other than for Cause, or if he resigns his employment with Good Reason (as each term is defined in the employment agreement), in each case other than within 12 months of a change of control, Mr. Klein will be entitled to (i) an amount equal to 12 months of Mr. Klein’s base salary as of his termination date plus an amount equal to 100% of his actual bonus for the fiscal year prior to the fiscal year in which the termination occurs, (ii) reimbursement of cost of continued heath insurance coverage, if elected, for a period of 12 months after termination, (iii) additional credits towards the vesting and exercisability of the stock options outlined above, and (iv) 12 months of additional credit towards the vesting and exercisability of all equity awards other than the stock options outlined above.

In the event of a Change of Control (as that term is defined in the employment agreement), Mr. Klein would be entitled to (i) an amount equal to 12 months of Mr. Klein’s base salary as of his termination date plus an amount equal to 100% of his actual bonus for the fiscal year prior to the fiscal year in which the termination occurs, (ii) reimbursement of cost of continued health insurance coverage, if elected, for a period of 12 months after termination, and (iii) 100% accelerated vesting and exercisability of all equity awards with respect to our Common Stock.

Employment Agreement with Thomas St. Dennis. In September 1999, we entered into an employment agreement with Mr. St. Dennis providing for the employment of Mr. St. Dennis as President and Chief Executive Officer. Under the agreement, for fiscal 2000, Mr. St. Dennis received an annualized base salary of $400,000, an annualized bonus of $800,000 for on-plan performance, as determined by the Board of Directors, and a sign-on bonus of $959,121. The agreement also provided that for subsequent fiscal years Mr. St. Dennis would receive a bonus equal to twice his base salary, as determined by the Compensation Committee of the Board of Directors each year, for on-plan performance and an additional performance bonus of up to 50% of such amount for performance exceeding plan.

In accordance with the terms of the employment agreement, in September 1999, the Board of Directors granted Mr. St. Dennis an option to purchase 1,100,000 shares of our Common Stock, at an exercise price of $16.00. In addition, we agreed to lend Mr. St. Dennis, under a secured promissory note, up to $2.4 million to purchase shares of Wind River Common Stock during the first six months of his employment with Wind River, secured by a pledge of personal property. See “—Loans to Officers” below for more information about this loan.

The employment agreement provided that in the event Mr. St. Dennis’ employment with Wind River was terminated other than for Cause, or if he resigned his employment with Good Reason (as each term is defined in the employment agreement), in each case other than within 12 months of a change of control (in which event Mr. St. Dennis would receive benefits under the Change in Control Incentive and Severance Benefit Plan described below), Mr. St. Dennis would be required to provide certain consulting services for one year thereafter in exchange for compensation in an amount equal to his annual salary at the time of such termination and a pro rata share of the target on-plan bonus for the year.

Loans to Officers

In September 1999, we agreed to lend Mr. St. Dennis, its President and Chief Executive Officer, up to $2.4 million to purchase our Common Stock, of which Mr. St. Dennis borrowed $1.9 million. The loan bore interest at the rate of 5.98% per annum, and had a nine-year term. As of January 31, 2004, principal and interest outstanding under the loan totaled $2,010,034. In connection with the separation agreement entered into between Mr. St. Dennis and us in February 2004, we forgave all outstanding principal and interest and agreed to make a payment to Mr. St. Dennis for tax amounts he owes as a result of such forgiveness. See “—Separation Agreement with Mr. St. Dennis” for further information about this loan.

Separation Agreement with Mr. St. Dennis.

In June 2003, Mr. St. Dennis resigned his position as President and Chief Executive Officer. Under the terms of his employment agreement, Mr. St. Dennis was required to provide certain consulting services to us, as and when requested by the Board of Directors, for a period of one year from the date his employment terminated. In exchange, we would pay Mr. St. Dennis consulting fees equal to one year’s annual salary, plus a pro rata share of his bonus for fiscal 2004.

In February 2004, we entered into a separation agreement with Mr. St. Dennis that included the following principal terms:

•	Mr. St. Dennis waived his right to payment by us of any and all consulting fees due under the terms of his employment agreement;

•	All outstanding stock options held by Mr. St. Dennis, including those which were fully vested, were assigned to Wind River and thereafter canceled;

•	We forgave the remaining principal and accrued interest under the secured promissory note described above and in return Mr. St. Dennis assigned to us 126,000 shares of our Common Stock that had been held as collateral for the note;

•	We assigned to Mr. St. Dennis any and all rights and interests we had in a split-dollar life insurance policy in his name; and

•	We agreed to reimburse Mr. St. Dennis the full amount of any federal and state income taxes he shall actually pay in connection with the forgiveness of the promissory note and the assignment of the split-dollar life insurance policy.

Change in Control Incentive and Severance Benefit Plan. In November 1995, the Compensation Committee of the Board of Directors adopted the Change in Control Incentive and Severance Benefit Plan (the “Change of Control Plan”) to provide an incentive to our officers with the title of Vice President or above in the event of certain change of control transactions, and severance benefits in the event of certain terminations of employment within 12 months of the change of control.

Upon the occurrence of a change of control, all executive officers except the Chief Executive Officer will receive acceleration of vesting for all shares subject to stock options that otherwise would have vested within one year of the date of the change of control. The Chief Executive Officer will receive two years’ worth of accelerated vesting, except to the extent that the option acceleration would create adverse tax consequences for the Chief Executive Officer and Wind River under the golden parachute provisions of Sections 280G and 49999 of the Internal Revenue Code of 1986, as amended, in which case the Chief Executive Officer will have accelerated the maximum number of shares allowed under the golden parachute provisions.

If an executive officer other than the Chief Executive Officer is terminated without Cause or voluntarily terminates with Good Reason (as each term is defined in the Change of Control Plan), within 12 months after a change in control, the executive will receive continued compensation for 12 months (including an estimated bonus amount), continued health insurance for the same period, and accelerated vesting of stock options that otherwise would vest within one year of the date of termination. In addition, for the Chief Executive Officer, any shares that would have received acceleration of vesting on account of the change in control but did not because of the limitation to avoid the golden parachute tax provisions shall receive accelerated vesting on the termination date. If the total severance payments would cause an executive to become liable for golden parachute excise tax payments, then we will pay that executive’s excise tax liability and all other taxes associated with our payment of the excise tax in order to leave the executive in the same after-tax position as if no excise tax had been imposed.

Vice Presidents’ Severance Benefit Plan. In May 2001, the Compensation Committee of the Board of Directors adopted the Vice Presidents’ Severance Benefit Plan (the “Severance Plan”) to provide for the payment of severance benefits to certain eligible employees whose employment with Wind River is involuntarily terminated. The Severance Plan was amended in June 2003. Eligible employees under the Severance Plan are vice president level or above; however, the Chairman of the Board of Directors and the Chief Executive Officer are not eligible under the Severance Plan. Employees who are eligible for benefits under the Change of Control Plan are not eligible under the Severance Plan, with the result that the Severance Plan shall have no eligible employees for a period of 12 months following a “Change of Control” as such term is defined in the Change of Control Plan. The Severance Plan provides that we will (i) make a cash lump sum payment equal to 26 weeks of base salary and (ii) pay the first six months COBRA continuation coverage premium on behalf of the employee, if the employee elects COBRA continuation coverage. All other non-health benefits will terminate as of the employee’s termination date. In order to receive benefits, an employee must execute a general waiver and release, as well as a non-competition agreement. Additionally, no employee is eligible for benefits under the Severance Plan if the employee is involuntarily terminated for reasons related to job performance or if the employee voluntarily terminates his or her employment, including by resignation, retirement or failure to return from a leave of absence as scheduled.

Indemnification and Limitation of Director and Officer Liability

We have entered into indemnity agreements with certain officers and directors which provide, among other things, that we will indemnify the officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines and settlements he may be required to pay in actions or proceedings which he is or may be made a party by reason of his position as a director, officer or other agent of Wind River, and otherwise to the full extent permitted under Delaware law and our bylaws.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers, and persons who own more than 10% of a registered class of Wind River’s equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of Wind River. Officers, directors and greater than 10% stockholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

We believe, based solely on a review of the copies of such reports furnished to us, that during the fiscal year ended January 31, 2004, all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were timely filed.

REPORT OF THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Wind River under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

The following is the report of the Compensation Committee of the Board with respect to the compensation paid to our executive officers during fiscal 2004. Actual compensation earned during fiscal 2004 by the persons named in the Summary Compensation Table is shown in the Summary Compensation Table. For information about the Compensation Committee, its purpose, members and charter, please see “Information About Our Board Of Directors—Board Committees—Compensation Committee.”

Compensation Philosophy and Policies

The objectives of Wind River’s executive compensation policies are to:

•	attract, retain and reward executive officers who contribute to Wind River’s success;

•	align the financial interests of executive officers with the performance of Wind River;

•	strengthen the relationship between executive pay and stockholder value;

•	motivate executive officers to achieve Wind River’s business objectives; and

•	reward individual performance.

In carrying out these objectives, the Committee considers the level of compensation paid to executive officers in positions of companies similarly situated in size and products, the individual performance of each executive officer, corporate performance, and the responsibility and authority of each position relative to other positions within Wind River.

Elements of Compensation

Compensation for executive officers and key employees includes both cash and equity components. The Committee, working with an outside compensation consultant, has targeted executive officers’ base salaries at approximately the 50th percentile and cash bonuses at approximately the 60th percentile of companies in comparable industries with revenues of similar size and has targeted equity awards at the 60th percentile. The companies used for comparison purposes may, but need not be, included in the Nasdaq Computer and Data Processing Stocks Index. Each of these components is discussed in turn below.

Cash Compensation.

Cash compensation consists of base salary and bonuses. In establishing base salaries for executive officers, the Committee considers the individual executive’s performance, level of responsibility, and comparative data as described above. Salaries for executives are reviewed on an annual basis using a subjective analysis of the executive’s individual performance, Wind River’s financial performance and changes in salary levels at comparable companies.

The management incentive bonus program is designed to motivate Wind River’s executive officers by awarding cash bonuses based upon achievement of corporate performance targets. At the beginning of the fiscal year, corporate performance targets for Wind River are established, and the Committee sets a target bonus, as a percentage of base salary, for each executive. The determination of awards at the end of the fiscal year is based upon the extent to which the corporate performance targets are satisfied. The amount and nature of such targets may vary from year to year. Because corporate performance targets were not met, we did not make any payments under the management incentive bonus program in fiscal 2004. During fiscal 2004, the Board of Directors also established a special limited bonus award program for key contributors throughout Wind River, for which all employees were eligible. Certain executive officers received bonus awards under such program in fiscal 2004.

Equity Compensation.

Ownership of our Common Stock is a key element of executive compensation. Our officers and other employees are eligible to participate in the 1998 Equity Incentive Plan and the 1998 Non-Officer Stock Option Plan (collectively, the “Equity Plans”), as well as the Employee Stock Purchase Plan (the “Purchase Plan”). The Equity Plans were established to provide employees, including executive officers, an opportunity to share, along with the stockholders of Wind River, in Wind River’s long-term performance. The Equity Plans permit the Board or the Compensation Committee to grant stock options, stock purchase rights and Common Stock equivalents to employees, including executive officers, on such terms as the Board or the Compensation Committee may determine. The Compensation Committee has authority to grant and administer stock options to all of our employees. The Non-Officer Stock Option Committee may also grant options to all employees, other than officers and directors. The Compensation Committee considers, periodically, the grant of stock-based compensation to all officers as well as grants to new officers. Such grants are made on the basis of a subjective analysis of individual performance, our financial performance, and the number of shares subject to the executive’s existing options, as well as whether the executive’s existing options are in-the-money or underwater.

During fiscal 2004, we offered our employees the opportunity to participate in an option cancellation and regrant program pursuant to which options that were underwater could be cancelled in exchange for the right to receive a new option to purchase fewer shares at least six months and a day after the old options were cancelled. The new options were granted at the fair market value of our Common Stock on the date of grant. Except for the Chief Executive Officer and the Chairman of the Board, our officers were eligible to participate in this program.

The Purchase Plan permits employees to acquire our Common Stock through payroll deductions and promotes broad-based equity participation throughout Wind River.

The Compensation Committee believes that these stock plans align the interests of the employees with the long-term interests of the stockholders.

401(k) Plan.

We also maintain a 401(k) Plan to provide retirement benefits through tax deferred salary deductions for all employees. We make an employer matching contribution equal to 50% of an employee’s salary contributions up to a total of 6% of that employee’s compensation. These matching contributions are made in the form of Wind River Common Stock and become vested over a four-year period.

Section 162(m)

The Compensation Committee has considered the potential future effects of Section 162(m) of the Internal Revenue Code of 1986, as amended. Section 162(m) limits the deductibility by public companies of certain executive compensation in excess of $1 million per executive per year, but excludes from the calculation of such $1 million limit certain elements of compensation, including performance-based compensation, provided that certain requirements are met. None of our executive officers approached the $1 million limit in fiscal 2004 nor is any expected to approach such limit in fiscal 2005. However, the provisions of Section 162(m) merit current consideration because, under certain circumstances, the difference between the fair market value and the exercise price of options granted in the present time period, measured at the time of exercise, could be included in the calculation under Section 162(m) of the executive officers’ compensation in the time period in which the exercise occurs.

This result can be avoided if the plans under which such options are granted comply with certain requirements at the time of grant, including administration by a committee consisting solely of two or more outside directors and stockholder approval of the terms of the plan, including approval of an annual limit stated in the plan on the number of shares with respect to which options may be granted to any employee. Our Equity Plan has been designed and administered to meet these requirements. We have not attempted to structure other elements of executive compensation to qualify as performance-based compensation for purposes of Section 162(m).

Fiscal 2004 Chief Executive Officer Compensation

Kenneth Klein joined us as President and Chief Executive Officer in January 2004. Thomas St. Dennis, who joined Wind River in September 1999, served as President and Chief Executive Officer until June 2003. Narendra Gupta, a member of the Board of Directors, served as Interim President and Chief Executive Officer until Mr. Klein joined.

Our executive compensation philosophy is that base salary and cash bonuses should reflect our overall financial and non-financial performance and that non-cash compensation should be closely aligned with stockholder interests. In setting our chief executive officer’s compensation, the Compensation Committee, in addition to considering the factors for all executive officers described above, also considers data reflecting comparative compensation information from other companies.

The base salary established for Mr. St. Dennis for fiscal year 2003 was determined based upon reference to external competitive pay practices, the above described compensation approach to executive officers and a subjective assessment by the Compensation Committee of Mr. St. Dennis’ performance. In recognition of Mr. St. Dennis’ leadership in a difficult time, Mr. St. Dennis was awarded a special recognition bonus in February 2003 of $225,000. This reflected several factors, including (i) the successful launch of our Wind River Platforms products and the enterprise license model, (ii) Mr. St. Dennis’ forgoing of bonuses in prior years and his agreement to take a pay cut in 2002 and (iii) and Mr. St. Dennis’ individual performance during difficult economic times.

Dr. Gupta was granted an option to purchase 250,000 shares of our Common Stock upon his appointment as Interim President and Chief Executive Officer. This option vested at a rate of 1/12th per month, but accelerated in full upon the successful hire of a permanent chief executive officer. The Compensation Committee made this grant in recognition of the critical role Dr. Gupta faced in stabilizing the company in light of the departure of several key executives, the implementation of another restructuring program and the continuing transition to our new business model. Subsequently, the Compensation Committee also granted Mr. Gupta a cash bonus of $15,000 in recognition of his efforts during the interim period.

At the time Mr. Klein was hired, we entered into an employment agreement with him, which agreement is described in further detail above under “Executive Compensation—Certain Relationships and Related Transactions—Employment, Severance and Change of Control Agreements.” The employment agreement provides for a base salary of $450,000 in fiscal year 2005, plus a bonus for on-plan performance, as determined by the Compensation Committee. Mr. Klein’s bonus will be paid out in accordance with our standard practice. No bonus is guaranteed to Mr. Klein, and any bonus is subject to the approval of the Compensation Committee. In accordance with the terms of the employment agreement, Mr. Klein was granted three stock options to purchase an aggregate of 2,400,000 shares of Wind River Common Stock under the terms and conditions of our 1998 Equity Incentive Plan.

Respectfully submitted by:

THE COMPENSATION COMMITTEE

OF THE BOARD OF DIRECTORS

William B. Elmore, Chairman

Grant M. Inman

Standish H. O’Grady

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The material in this report is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Wind River under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

The following is the report of the Audit Committee of the Board of Directors with respect to our audited financial statements for the year ended January 31, 2004, which include our consolidated balance sheets as of January 31, 2004 and 2003 and the related consolidated statements of operations, stockholders’ equity and comprehensive income, and cash flows for each of the twelve months ended January 31, 2004, 2003 and 2002:

1)	The Audit Committee has reviewed and discussed our audited financial statements with management;

2)	The Audit Committee has discussed with PricewaterhouseCoopers LLP, our independent auditors, the matters required to be discussed by SAS 61 (Codification of Statements on Auditing Standards); and

3)	The Audit Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees) as may be modified or supplemented, and has discussed with PricewaterhouseCoopers LLP its independence from us.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended January 31, 2004 for filing with the SEC.

Respectfully submitted by:

THE AUDIT COMMITTEE

OF THE BOARD OF DIRECTORS

John C. Bolger, Chairman

Grant M. Inman

Harvey C. Jones

PERFORMANCE GRAPH

The material in this section is not “soliciting material,” is not deemed “filed” with the SEC, and is not to be incorporated by reference into any filing of Wind River under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date hereof and irrespective of any general incorporation language contained in such filing.

The following graph shows a comparison of cumulative returns for Wind River’s Common Stock, the Nasdaq Stock Market (United States) Index and the Nasdaq Computer and Data Processing Stocks Index on January 31, 1999, and at the end of fiscal years 2000 through 2004. The graph assumes an investment of $100 in each of Wind River’s Common Stock, Nasdaq Stock Market (United States) Index and Nasdaq Computer and Data Processing Stocks Index and that all dividends were reinvested. No dividends have been declared or paid on our Common Stock. Historic stock price performance is not necessarily indicative of future stock price performance.

COMPARISON OF 5 YEAR CUMULATIVE TOTAL RETURN

AMONG WIND RIVER SYSTEMS, INC.,

THE NASDAQ STOCK MARKET (U.S.) INDEX AND

THE NASDAQ COMPUTER & DATA PROCESSING INDEX

OTHER MATTERS

The Board does not know of any other matters to be presented at the Annual Meeting. If any additional matters are properly presented or otherwise allowed to be considered at the Annual Meeting, the persons named in the enclosed proxy will have discretion to vote shares they represent in accordance with their own judgment on such matters.

BY ORDER OF THE BOARD OF DIRECTORS

/s/ Michael W. Zellner

Michael W. Zellner

Secretary

Alameda, California

May 7, 2004

Appendix A

WIND RIVER SYSTEMS, INC.

AUDIT COMMITTEE CHARTER

Adopted April 1, 2004

I.	PURPOSES

The Audit Committee (the “Committee”) shall assist the Board of Directors (the “Board”) of Wind River Systems, Inc. (the “Company”) in fulfilling its responsibility to oversee management regarding: (i) the conduct and integrity of the Company’s financial reporting to any governmental or regulatory body, the public or other users thereof; (ii) the Company’s systems of internal accounting and financial and disclosure controls; (iii) the qualifications, engagement, compensation, independence and performance of the Company’s independent auditors, their conduct of the annual audit, and their engagement for any other services; (iv) the Company’s legal and regulatory compliance; (v) the Company’s codes of ethics as established by management and the Board; and (vi) the preparation of the audit committee report required by the rules of the Securities and Exchange Commission (the “SEC”) to be included in the Company’s annual proxy statement.

In discharging its duties, the Committee is empowered to inquire into any matter it considers appropriate to carry out its responsibilities, with access to all books, records, facilities and personnel of the Company. The Committee has the power to retain outside counsel, independent auditors or other advisors to assist it in carrying out its activities. The Company shall provide adequate resources to support the Committee’s activities, including compensation of the Committee’s counsel, independent auditors and other advisors. The Committee shall have the sole authority to retain, compensate, direct, oversee and terminate counsel, independent auditors, and other advisors hired to assist the Committee, who shall be accountable ultimately to the Committee.

II.	COMMITTEE MEMBERSHIP

The Committee shall consist of three or more members of the Board, each of whom the Board has selected and determined to be “independent” in accordance with applicable rules of the SEC and the Nasdaq National Market (“Nasdaq”). All members of the Committee shall meet the financial literacy requirements of Nasdaq and at least one member shall be an “audit committee financial expert” as such term is defined under applicable SEC rules. Committee members shall serve as set forth in Article IV, Section 24(c) of the Bylaws of the Company. The Chairman of the Committee shall be appointed from among the Committee members by, and serve at the pleasure of, the Board to convene and chair meetings of the Committee, set agendas for meetings, and determine the Committee’s information needs. In the event the Board does not designate a Chairman, the Committee members may appoint their own Chairman by majority vote. In the absence of the Chairman at a duly convened meeting, the Committee shall select a temporary substitute from among its members.

III.	COMMITTEE MEETINGS

The Committee shall meet on a regularly scheduled basis at least five times per year or more frequently as circumstances dictate. The Committee shall meet regularly with the internal auditor, if any, and the independent auditor in separate executive sessions to provide the opportunity for full and frank discussion without members of senior management present. The Committee shall establish its own schedule. Meetings of the Committee may be held telephonically and shall conform to the requirements of Article IV, Section 24(d) of the Company’s Bylaws regarding matters of procedure, including, without limitation, those regarding notice and quorum.

IV.	KEY RESPONSIBILITIES

The Committee’s role is one of oversight. The Company’s management is responsible for preparing the Company’s financial statements and the independent auditors are responsible for auditing those financial statements. The Committee recognizes that Company management and the independent auditor have more time, knowledge and detailed information about the Company than do Committee members. Consequently, in carrying out its oversight responsibilities, the Committee is not providing any expert or special assurance as to the Company’s financial statements or any professional certification as to the independent auditor’s work.

The following responsibilities are set forth as a guide for fulfilling the Committee’s purposes, with the understanding that the Committee’s activities may diverge as appropriate given the circumstances. In particular, any of these activities relating to the conduct of the audit shall be applicable only for fiscal 2005 and thereafter and, to the extent these duties are related to rules and regulations of the SEC, the Public Company Accounting Oversight Board or other governmental agencies, they shall conform with the requirements thereof and be undertaken as such rules and regulations become applicable to the Company, if at all. The Committee is authorized to carry out these activities and other actions reasonably related to the Committee’s purposes or assigned by the Board from time to time:

A.	Oversee the Independent Audit

1.	appoint, evaluate (taking into account opinions of management and the internal auditors, if any, and including an evaluation of the lead audit partner(s)), compensate, oversee the work of, and if appropriate terminate, the independent auditor, who shall report directly to the Committee;

2.	review and approve the terms of the independent auditor’s retention, engagement and scope of the annual audit, and pre-approve any audit-related and permitted non-audit services (including the fees and terms thereof) to be provided by the independent auditor (with pre-approvals disclosed as appropriate in the Company’s periodic public filings);

3.	on an annual basis: (i) review a formal written statement from the independent auditor delineating all relationships between the independent auditor and the Company, consistent with Independence Standards Board Standard No. 1 (as modified or supplemented), actively engage in a dialogue with the independent auditor with respect to any disclosed relationships or services that may impact the objectivity and independence of the independent auditor and take appropriate action in response to the independent auditor’s report to satisfy itself of the auditor’s independence; and (ii) consider whether, in addition to assuring the regular rotation of the lead audit partner as required by law, in the interest of assuring continuing independence of the independent auditor, the Company should regularly rotate its independent auditor;

4.	review and discuss with management, the independent auditor and the internal auditor, if any: (i) any significant findings during the year, including the status of previous audit recommendations; (ii) any accounting adjustments that were noted or proposed by the auditor but were “passed” (as immaterial or otherwise) or any other audit problems or difficulties encountered in the course of audit work; (iii) any restrictions on the scope of activities or access to required information; (iv) any changes required in the scope of the audit plan; (v) the audit budget and staffing; and (vi) the coordination of audit efforts in order to monitor completeness of coverage, reduction of redundant efforts, and the effective use of audit resources;

5.	review and resolve any disagreements between management and the independent auditor concerning financial reporting, or relating to any audit report or other audit, review or attest services provided by the independent auditor.

B.	Oversee Internal Audit, Internal Controls and Risk Management

6.

review and discuss with management and the independent auditor: (i) the adequacy of the Company’s internal and disclosure controls and procedures, (including computerized information system disclosure controls and security), including whether such controls and procedures are designed to provide reasonable assurance that transactions entered into by the Company are properly authorized, assets are safeguarded from unauthorized or improper use, and transactions by the Company are properly recorded and reported; (ii) any significant deficiencies in the design or operation of the Company’s internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data; (iii) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company’s internal controls; and (iv) related findings and recommendations of management together with the independent auditor’s attestation report;

7.	review and discuss with management and the independent auditor any significant risks or exposures and assess the steps management has taken to minimize such risks; and discuss with management and the independent auditor, and oversee the Company’s underlying policies with respect to, risk assessment and risk management;

8.	establish and oversee procedures for the receipt, retention and treatment of complaints regarding accounting, internal accounting controls or auditing matters, and the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

9.	in its discretion, review and recommend the appointment, reassignment, replacement, compensation or dismissal of the Chief Financial Officer, the Controller and the head of internal audit, if any;

10.	receive regular reports from the internal auditor, if any, and consult with management about any changes with such personnel and their performance evaluations and compensation;

C.	Oversee Financial Reporting

11.	review and discuss with management and the independent auditor: (i) all critical accounting policies and practices used by the Company; (ii) any significant changes in Company accounting policies; (iii) any material alternative accounting treatments within GAAP that have been discussed with management, including the ramifications of the use of the alternative treatments and the treatment preferred by the accounting firm; and (iv) any accounting and financial reporting proposals that may have a significant impact on the Company’s financial reports;

12.	inquire as to the independent auditor’s view of the accounting treatment related to significant new transactions or other significant matters or events not in the ordinary course of business;

13.	review and discuss with the independent auditor the matters required to be discussed with the independent auditor by: (i) Statement of Auditing Standards No. 61, including the auditor’s responsibility under generally accepted auditing standards, the significant accounting policies used by the Company, accounting estimates used by the Company and the process used by management in formulating them, any consultation with other accountants and any major issues discussed with management prior to its retention; (ii) Statement of Auditing Standards No. 90, including whether Company accounting principles as applied are conservative, moderate, or aggressive from the perspective of income, asset, and liability recognition, and whether or not those principles reflect common or minority practices; and (iii) Statement of Auditing Standards No. 100, including the review of the interim financial information of the Company and any material modifications that need to be made to the interim financial information for it to conform with GAAP;

14.	review and discuss with management and the independent auditor any material financial or non-financial arrangements that do not appear on the financial statements of the Company;

15.	review and discuss with the independent auditor: (i) any accounting adjustments that were noted or proposed by the auditors but were “passed” (as immaterial or otherwise); (ii) any communications between the audit team and the audit firm’s national office respecting auditing or accounting issues presented by the engagement; and (iii) any “management” or “internal control” letter issued, or proposed to be issued, by the independent auditors to the Company or any other material written communications between the accounting firm and management, such as any management letter or schedule of “unadjusted differences;”

16.	review the Company’s financial statements, including: (i) prior to public release, review and, as necessary, discuss with management and the independent auditor the Company’s annual and quarterly financial statements to be filed with the SEC (including the Company’s disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and any certifications regarding the financial statements or the Company’s internal accounting and financial controls and procedures and disclosure controls or procedures filed with SEC by the Company’s senior executive and financial officers); and (ii) with respect to the independent auditor’s annual audit report and certification, before release of the annual audited financial statements, meet with the independent auditor without any management member present to discuss the adequacy of the Company’s system of internal accounting and financial controls, the appropriateness of the accounting principles used to and judgments made in the preparation of the Company’s audited financial statements, and the quality of the Company’s financial reports; (iii) meet separately and periodically with management, internal auditors (or other personnel responsible for the internal audit function) and the independent auditor; (iv) recommend to the Board whether to include the audited annual financial statements in the Company’s Annual Report on Form 10-K to be filed with the SEC; and (v) prior to submission to any governmental authority of any financial statements of the Company that differ from the financial statements filed by the Company with the SEC, reviewing such financial statements and any report, certification or opinion thereon provided by the independent auditor;

17.	in accordance with Section 404 of the Sarbanes-Oxley Act, at least annually, review a report by the independent auditor describing: (i) the firm’s internal control procedures; (ii) to the extent required and in accordance with applicable rules and regulations, any material issues raised by the most recent internal control review of the firm, or by any review, inquiry or investigation by governmental or professional authorities (including the Public Company Accounting Oversight Board), within the preceding five years, regarding one or more independent audits carried out by the firm, and any steps taken to deal with any such issues; and (iii) all relationships between the independent auditor and the Company (to be set out in a formal written statement);

18.	discuss with management and the independent auditor, as appropriate, earnings press releases and financial information and earnings guidance, if any contained therein (including non-GAAP financial measures), and as necessary, discuss any such information provided to analysts and to rating agencies;

D.	Oversee Legal and Ethical Compliance

19.	review periodically: (i) legal and regulatory matters that may have a material impact on the Company’s financial statement; and (ii) the scope and effectiveness of compliance policies and programs;

20.	review at least annually with management and the Board of Directors compliance with, the adequacy of, and any requests for waivers under, the Company’s code(s) of business conduct and ethics (including codes that apply to all employees as well as those applicable to directors, senior officers and financial officers and the Company’s policies and procedures concerning trading in Company securities and use in trading of proprietary or confidential information);

21.	review and address conflicts of interest of directors and executive officers;

22.	review, discuss with management and the independent auditor, and approve any transactions or courses of dealing with related parties (e.g., including significant stockholders of the Company, directors, corporate officers or other members of senior management or their family members) that are significant in size or involve terms or other aspects that differ from those that would likely be negotiated with independent parties;

E.	Report and Evaluate

23.	oversee the preparation and approve all reports required by the Committee, including the report for inclusion in the Company’s annual proxy statement, stating whether the Committee: (i) has reviewed and discussed the audited financial statements with management; (ii) has discussed with the independent auditors the matters required to be discussed by SAS Nos. 61 and 90; (iii) has received the written disclosure and letter from the independent auditors (describing their relationships with the Company) and has discussed with them their independence; and (iv) based on the review and discussions referred to above, has recommended to the Board that the audited financials be included in the Company’s Annual Report on Form 10-K for filing with the SEC;

24.	review and reassess the adequacy of this Charter annually, and recommend to the Board amendments as the Committee deems appropriate;

25.	report regularly to the Board on Committee findings and recommendations (including on any issues that arise with respect to the quality or integrity of the Company’s financial statements, the Company’s compliance with legal or regulatory requirements, the performance and independence of the independent auditors or the performance of the internal audit function) and any other matters the Committee deems appropriate or the Board requests; and

26.	maintain minutes or other records of Committee meetings and activities.

WIND RIVER SYSTEMS, INC.

PROXY SOLICITED BY THE BOARD OF DIRECTORS

FOR THE ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON JUNE 9, 2004

The undersigned stockholder of Wind River Systems, Inc. hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated May 7, 2004, and hereby appoints Kenneth R. Klein and Michael W. Zellner, and each of them, as attorneys-in-fact and proxies of the undersigned, with full power of substitution, to vote all of the shares of stock of Wind River Systems, Inc. that the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Wind River Systems, Inc. to be held at 500 Wind River Way, Alameda, California on Wednesday, June 9, 2004 at 9:00 a.m. (local time), and at any and all postponements, continuations and adjournments thereof, with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions.

UNLESS A CONTRARY DIRECTION IS INDICATED, THIS PROXY WILL BE VOTED FOR ALL NOMINEES LISTED IN PROPOSAL 1 AND FOR PROPOSAL 2, AS MORE SPECIFICALLY DESCRIBED IN THE PROXY STATEMENT. IF SPECIFIC INSTRUCTIONS ARE INDICATED, THIS PROXY WILL BE VOTED IN ACCORDANCE THEREWITH. FOR ANY AND ALL OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING, THIS PROXY SHALL BE VOTED WITH DISCRETIONARY AUTHORITY.

Address Changes: ____________________________________________________________________________________________

(If you noted any Address Changes above, please mark corresponding box on the reverse side.)

(To be Signed on Reverse Side)

500 WIND RIVER WAY ALAMEDA, CA 94501

TO VOTE BY INTERNET—www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Daylight Time on June 8, 2004. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

TO VOTE BY PHONE—1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Daylight Time on June 8, 2004. Have your proxy card in hand when you call and then follow the instructions.

TO VOTE BY MAIL Mark, sign, and date your proxy card and return it in the postage-paid envelope we have provided or return it to Wind River Systems, Inc., c/o ADP, 51 Mercedes Way, Edgewood, NY 11717.

THE INTERNET AND TELEPHONE VOTING FACILITIES WILL CLOSE AT 11:59 P.M. EASTERN DAYLIGHT TIME ON JUNE 8, 2004. IF YOU HAVE VOTED OVER THE INTERNET OR BY TELEPHONE, DO NOT MAIL BACK YOUR PROXY CARD.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	X KEEP THIS PORTION FOR YOUR RECORDS
-----------------------------------------------------------------------------------------------------------------------------------------------------------------
DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

WIND RIVER SYSTEMS, INC.

The Board of Directors recommends a vote FOR the nominees

listed below in Proposal 1 and FOR Proposal 2.

Vote On Directors

1. To elect eight directors to serve until the next Annual Meeting of Stockholders and until their successors have been elected and qualified. The nominees are as follows:		For All	Withhold All	For All Except	To withhold authority to vote, mark “For All Except” and write the nominee’s number on the line below.

(01) John C. Bolger	(05) Grant M. Inman
(02) William B. Elmore (03) Jerry L. Fiddler (04) Narendra K. Gupta	(06) Harvey C. Jones (07) Kenneth R. Klein (08) Standish H. O’Grady	☐	☐	☐

Vote on Proposal					For	Against	Abstain

2. To ratify the selection of PricewaterhouseCoopers LLP as the independent auditors for Wind River Systems, Inc. for the fiscal year ending January 31, 2005.					☐	☐	☐

In their discretion, the holders of this proxy are authorized to vote at the Annual Meeting of Stockholders upon such other business that may properly come before the meeting or any continuations, adjournments or postponements thereof, with all powers that the undersigned would possess if personally present.

Please sign exactly as your name appears hereon. If the stock is registered in the name of two or more persons, each should sign. If signer is a corporation or partnership, sign in full corporate or partnership name by authorized officer or person. When signing as an attorney-in-fact, executor, administrator, trustee or guardian, include full title as such.

For address changes, please check this box and write them on the back where indicated.	☐

Please indicate if you wish to view meeting materials electronically via the Internet rather than receiving a hard copy, please note that you will continue to receive a proxy card for voting purposes only.		YES ☐	NO ☐

HOUSEHOLDING ELECTION—Please indicate if you consent to receive certain future investor communications in a single package per household.		☐	☐

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date